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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use Of Commission Only (as permitted by Rule 14a-6(e)(1))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12


                              THE KOREA FUND, INC.
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                (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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SCUDDER KEMPER
INVESTMENTS LOGO                                   Scudder Kemper Investments
                                                   345 Park Avenue
                                                   New York, NY 10154

FOR IMMEDIATE RELEASE
---------------------

Contact:
Media Inquiries: Pamela Plehn
212/326-6342
Pam_plehn@scudder.com

Investor Inquiries: Patricia Rosch
212/326-4812

              KOREA FUND MAILS PROXY FOR AGREEMENT WITH SCUDDER
            INVESTMENTS KOREA NEW KOREAN ADVISER EXPECTED TO HELP
                     IDENTIFY PRIVATE EQUITY INVESTMENTS

New York, NY, (March 13, 2000) -- The Korea Fund, Inc. (NYSE:KF) announced today that it has mailed proxy materials to shareholders seeking approval of a new Research and Advisory Agreement with Scudder Investments Korea, Ltd.

Scudder Investments Korea, a new Korean investment advisory firm being created as a joint venture between Korea Fund investment adviser Scudder Kemper Investments, Inc. and Daewoo Securities Co., Ltd., would replace Daewoo Capital Management Co., Ltd. as Korean adviser to The Korea Fund. The new advisory agreement would become effective upon completion of Scudder Investments Korea's acquisition of certain assets from Daewoo Capital Management, which is expected to take place in mid-year 2000 following receipt of required Korean regulatory approvals.

                                    -more-


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Page Two -- Korea Fund Mails Proxy

     Nicholas Bratt, President of the Korea Fund, said, "It is very important for the Fund continue to receive advice from seasoned investment professionals on the ground in Korea. The creation of Scudder Investments Korea will enhance the Korean advisory services furnished to the Fund, and we join The Korea Fund's Board of Directors in recommending that shareholders approve the new agreement."

     John Lee, Lead Portfolio Manager of The Korea Fund, said that Scudder Investments Korea should help the Fund increase its exposure to private equity-style investments. According to Lee, "There are substantial opportunities for investing in fast-growing companies that aren't listed on the Korea Stock Exchange, but which may offer the potential for superior returns." The Korea Fund can invest up to 35% of its net assets in non KSE-listed securities, which may carry more risk than securities listed on the KSE. Mr. Lee said that The Korea Fund intends to devote more of its assets to investing in non KSE-listed securities once Scudder Investments Korea becomes Korean adviser to the Fund.

     The Korea Fund, a NYSE-listed closed-end fund with net assets as of March 8, 2000, of approximately $1.2 billion, was the first U.S. registered investment company authorized to invest in the Korean market.

     The Korea Fund has filed a proxy statement concerning the new advisory agreement with the Securities and Exchange Commission (the "SEC"). The Fund urges stockholders to read the proxy statement filed with the SEC because it contains important information Investors may


                                    -more-


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Page Three -- Korea Fund Mails Proxy

obtain the proxy statement free of charge at the SEC's Web site, www.sec.gov. In addition, documents filed with the SEC by The Korea Fund are available free of charge from the Secretary of The Korea Fund, c/o Scudder Kemper Investments, Inc. 345 Park Avenue, New York, New York 10154, or by calling 1-800-349-4281. Stockholders should read the proxy statement carefully before making a decision concerning the new advisory agreement.

     The Korea Fund and its directors may be deemed to be participants in the solicitation of proxies from stockholders of The Korea Fund to approve the new advisory agreement. The Korea Fund's board is composed of Nicholas Bratt, Robert J. Callander, Sang C. Lee, Tai Ho Lee, Wilson Nolen, Juris Padegs, Hugh
T. Patrick, and Kesop Yun. Collectively, the directors of The Korea Fund may be deemed beneficially to own less that 1/4 of 1% of The Korea Fund's common stock, as of February 22, 2000.

About Scudder Kemper Investments, Inc.
Scudder Kemper Investments, the global investment management business of Zurich Financial Services Group, is one of the largest and most experienced investment management organizations in the world, managing more the $290 billion in assets for institutional and corporate clients, retirement and pension plans, insurance companies, mutual fund investors, and individuals. Scudder Kemper Investments offers a full range of investment counsel and asset management capabilities, based on a combination or proprietary research and disciplined, long-term investment strategies. Headquartered in Zurich, Switzerland, Zurich Financial Services Group is one of the global leaders in the financial services industry, providing its customers with products and solutions in the area of financial protection and asset accumulation. The Group has four core business: non-life and life insurance, reinsurance, and asset management.

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